Exhibit 99.2

NEWS RELEASE

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

THE GEO GROUP, INC. ANNOUNCES THE COMPLETION OF THE TENDER

OFFER FOR THE 6.625% SENIOR NOTES DUE 2021

Boca Raton, Fla. – April 18, 2016 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that its previously announced offer to purchase any and all of its outstanding 6.625% Senior Notes due 2021 (the “Notes”) expired at 5:00 p.m., New York City time, on April 15, 2016 (the “Expiration Time”).

As of the Expiration Time, $230,983,000 aggregate principal amount of Notes, or 76.99% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn, which excludes $17,530,000 aggregate principal amount of Notes that remain subject to guaranteed delivery procedures. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase that was made available to holders of the Notes.

In accordance with the terms of the Offer to Purchase, GEO made a cash payment to all holders who validly tendered their Notes in the tender offer of $1,036.78 per $1,000 principal amount of Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date of April 18, 2016 (the “Payment Date”), for a total cash payment of approximately $242 million. With respect to Notes that will be accepted for purchase that were tendered and will be subsequently delivered in accordance with the guaranteed delivery procedures, such tendering holders will receive payment of the tender offer consideration for such accepted Notes on April 20, 2016, plus accrued and unpaid interest thereon to, but not including, the Payment Date. GEO funded the payment for tendered and accepted notes with the net proceeds from its previously announced issuance and sale of $350,000,000 aggregate principal amount of its 6.00% Senior Notes due 2026. GEO plans to redeem all remaining Notes that were not validly tendered in the tender offer.

This press release includes forward-looking statements regarding GEO’s intention to redeem all Notes not tendered by the Expiration Time. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations